Exhibit 99.1

EMERGE INTERACTIVE REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

SEBASTIAN, Florida, July 22, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE™ food safety systems, CattleLog™ individual-animal tracking and database management services to the beef-production industry, today announced results for the three and six month periods ending June 30, 2004.

For the quarter and six months ended June 30, 2004, revenues were $212,000 and $386,000, respectively, compared to $323,000 and $484,000 in the comparable prior year periods. Net loss for the quarter was $2.8 million, or $0.06 per share, compared to $2.3 million, or $0.06 per share, in the same quarter last year. Net loss for the six months was $2.9 million, or $0.07 per share, compared to $5.1 million, or $0.13 per share, in the comparable prior year period. Included in net loss for the quarter is a $168,000 non-cash net gain related to the change in fair value of common stock warrants issued in connection with the Company’s two equity financings completed during the previous two quarters. The change in fair value of common stock warrants included in net loss for the six months is a $2.3 million non-cash net gain. Net loss for the six months also includes a $306,000 non-cash gain relating to the settlement of the Company’s capital lease obligation. In connection with this settlement, the Company paid $214,000 and has been released from all future obligations.

“Interest in both our VerifEYE products and CattleLog™ continues to grow,” stated David C. Warren, eMerge’s President and Chief Executive Officer. “Our CattleLog product is attracting strong interest as a unique solution to the industry’s need for cattle traceback driven by both potential regulatory changes and economics. We are very pleased with the acceptance of the VerifEYE Carcass Inspection System by Excel, and have made progress in securing a U.S. distributor for the portable Solo hand-held system. Our developmental teams are working towards introducing prototype units for human hand hygiene later this year.

“Developments in our individual-animal tracking product have been very positive for eMerge. CattleLog continues to show strong growth both in number of head managed and in deployment of new systems. Innovators within the cattle production infrastructure, including producers, livestock markets, and feedlots, are increasingly choosing eMerge as their primary data management service.”

During the quarter, the Company installed the second Carcass Inspection System (CIS) at an Excel Corporation beef processing facility. The Company recognizes revenue from these CIS operating leases on a straight-line basis over the life of the lease. Excel Corporation has indicated that it plans to install its third CIS unit upon the completion of its plant preparations, which is expected to occur in the third quarter. Excel Corporation is a leading U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated. As reported by the Company, Excel Corporation has tested and demonstrated the value of the VerifEYE system in improvements in food safety and in its economics. Excel, which supports industry adoption of this technology, has offered its support in demonstrating the CIS system to prospective eMerge customers.

Increased revenue in the quarter from the Company’s in–line carcass inspection system was more than offset by reductions in revenues from Solo units, the Company’s hand-held inspection device. Prior year Solo unit sales were higher as a result of introductory sales to distributors. The Company is currently pursuing a new distribution arrangement for this product with a global development and distribution partner.

Revenue from the Company’s individual-animal tracking and database management services was lower in the second quarter of 2004 versus 2003, primarily as a result of one-time consulting fees in 2003. Revenue from the Company’s CattleLog product, the core individual-animal tracking system, while still small, showed an increase of over 100% compared to the same period a year ago.

Selling, general and administrative expenses for the quarter were $2.1 million, compared to $1.4 million in the comparable period a year ago, reflecting increased personnel costs, as well as increases in professional services and insurance costs.

Technology and development costs for the quarter were $563,000, compared to $413,000 in the comparable period a year ago, reflecting an increased focus on the development of new applications for VerifEYE technology such as the hand-scanning hygiene system.

Operating loss for the quarter was $3.0 million compared to $2.2 million in the comparable prior year period. Included in operating loss for the quarter is $459,000 of depreciation expense, compared to $626,000 in the same prior year period. Operating loss for the six months was $5.5 million compared to $4.9 million in the comparable period a year ago. Included in operating loss for the six months is $987,000 of depreciation expense, compared to $1.3 million in the same period a year ago.

Cash and cash equivalents at June 30, 2004 were $4.9 million. Management may seek additional financing to ensure that sufficient cash will be available to enable the Company to achieve its business plan. Sources of additional liquidity may include acceleration of lease payments under VerifEYE CIS leases, incurrence of short-term or long-term debt, or sale of additional equity securities.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss second quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com or through Thomson Financial’s First Call Website address at: http://www.firstcallevents.com/service/ajwz408612381gf12.html.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog™, an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE™ CIS, a carcass meat-inspection system, and VerifEYE™ Solo™, a lightweight and portable machine-vision system. The VerifEYE™ technology instantly detects microscopic traces of organic contamination that might harbor bacteria such as E. coli O157:H7 and Salmonella and is patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

For additional information regarding this press release or if you have investor questions please contact Robert Drury, eMerge’s Chief Financial Officer, at 772-581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$212,000	$323,000	$386,000	$484,000

Cost of revenue	63,000	89,000	130,000	163,000

Gross profit	149,000	234,000	256,000	321,000

Operating expenses:
Selling, general and administrative	2,094,000	1,442,000	3,765,000	3,017,000
Technology and development	563,000	413,000	1,005,000	924,000
Depreciation expense	459,000	626,000	987,000	1,293,000

Operating loss	(2,967,000)	(2,247,000)	(5,501,000)	(4,913,000)

Interest and other (expense)/income, net	(4,000)	(2,000)	321,000	(16,000)
Interest expense	(5,000)	(4,000)	(9,000)	(12,000)
Gain on disposal of assets	11,000	—	11,000	3,000
Net decrease in fair value of common stock warrants	168,000	—	2,329,000	—

Loss from continuing operations	(2,797,000)	(2,253,000)	(2,849,000)	(4,938,000)

Discontinued operations:
Loss from discontinued operations	(19,000)	(62,000)	(18,000)	(164,000)

Net loss	$(2,816,000)	$(2,315,000)	$(2,867,000)	$(5,102,000)

Net loss per share	$(0.06)	$(0.06)	$(0.07)	$(0.13)

Weighted average number of common shares outstanding – basic and diluted	44,308,795	38,817,214	43,852,652	38,798,928

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$4,877,000	$1,553,000
Trade accounts receivable	87,000	91,000
Inventories	578,000	568,000
Other current assets	618,000	556,000
Due from related parties	199,000	195,000
Assets held for sale	87,000	87,000

Total current assets	6,446,000	3,050,000

Property and equipment, net	2,681,000	3,759,000
Food safety systems installed at customers, net	522,000	273,000
Other assets	77,000	76,000

Total assets	$9,726,000	$7,158,000

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of capital lease obligation	$—	$519,000
Accounts payable	280,000	745,000
Accrued liabilities	651,000	530,000
Advance payments from customers	716,000	390,000

Total current liabilities	1,647,000	2,184,000

Advance payments from customers, long term	1,100,000	615,000
Common stock warrants and investment rights	2,619,000	987,000

Total liabilities	5,366,000	3,786,000

Stockholders’ equity:

Common stock	365,000	337,000
Additional paid-in capital	205,519,000	201,692,000
Accumulated deficit	(201,096,000)	(198,229,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	4,360,000	3,372,000

Total liabilities and stockholders’ equity	$9,726,000	$7,158,000

4